UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – January 26, 2012

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland		20817
(Address of principal executive offices)		(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Retirement of Named Executive Officer.

On January 26, 2012, the Corporation announced that Ralph D. Heath, Executive Vice President of the Lockheed Martin Aeronautics Company, will retire. The Board of Directors, also named Larry A. Lawson as the new Executive Vice President, Aeronautics, to succeed Mr. Heath effective April 1, 2012. A copy of the press release announcing the actions is filed as Exhibit 99.1 and is incorporated herein by reference.

The Corporation and Mr. Heath entered into a Retirement Transition Agreement on January 26, 2012. Under the terms of the agreement, Mr. Heath will step down as Executive Vice President, Aeronautics effective April 1, 2012, but will remain an Executive Vice President of the Corporation, reporting to Christopher E. Kubasik, President and Chief Operating Officer, from April 1, 2012 to April 30, 2012. Mr. Heath will retire from the Corporation effective May 1, 2012. Until his retirement, Mr. Heath will continue to receive base pay at his current rate of $760,000 annually and participate in the employee benefit plans in which he currently participates. Following his retirement, Mr. Heath will be paid $950,000 as part of the transition arrangement contingent upon executing a written release of claims, and it is contemplated that Mr. Heath will enter into a consulting agreement for the period from May 1, 2012 through April 30, 2013 to provide transitional consulting services to the Corporation as needed. Mr. Heath will be compensated at the rate of $5,000 per day, with the number of days worked not to exceed 52 during the term of the agreement.

Item 5.02(e). Compensation Arrangements of Certain Officers.

On January 26, 2012, the Board of Directors, acting upon the recommendation of its Management Development and Compensation Committee (the “Committee”), approved no change in 2012 to the base salary rate of $1,800,000 for Robert J. Stevens, Chairman and Chief Executive Officer of the Corporation. This action was at the request of Mr. Stevens, who again volunteered to freeze his base salary rate at the rate approved in 2008. This is the fourth consecutive year that Mr. Stevens will not receive a salary increase.

The Committee also approved restricted stock unit (RSU) agreements, stock option award agreements, and long-term incentive plan (LTIP) agreements for executive officers which differ from agreements in prior years in the following material respects:

•

To add new provisions to each of the agreements and an Exhibit B to specify stock ownership requirements. By accepting the agreements, the recipient acknowledges and agrees to comply with the stock ownership requirements, which vary by position as a multiple of annual base pay (Chief Executive Officer – 6 times;

President/Chief Operating Officer – 5 times; Chief Financial Officer – 4 times; Business Area Executive Vice Presidents – 3 times; Corporate Senior Vice Presidents and other elected officers – 2 times; and all other Vice Presidents – 1 times). Covered employees are required to retain net vested RSUs and net shares resulting from any exercise of stock options if the ownership requirements have not yet been satisfied. The Corporation has had stock ownership guidelines for a number of years, but the agreements now contain provisions to enforce the requirements, and the requirements for some positions have been increased.

•

For RSU agreements, grants made in 2012 to certain employees, including elected officers, contain a performance goal, which is consistent with the Committee’s practice for a number of years. The RSU award value of the performance-based RSUs is compared to a performance goal based on cash flow, as determined under the agreements, for the Corporation during 2012. To the extent the value of the RSUs exceeds the performance goal, the participant will forfeit a number of RSUs equal to the value of the performance shortfall. The performance goal for the CEO is 0.20% of cash from operations and the performance goal for executive officers and selected other key executives is 0.10% of cash from operations (increased from 0.04% in 2011).

•

For LTIP agreements, to change the peer performance group used for calculating the total stockholder return performance factor from the Standard & Poor’s Industrials Index to the Standard and Poor’s 500 Aerospace and Defense Index for the 2012 to 2014 performance period without including the Corporation in the rankings for purposes of the calculation.

The stock option award agreement for the Chief Executive Officer’s 2012 stock option grant (which represents at least 50% of the shares subject to the 2012 equity grant to the CEO) contains two performance measures, in addition to continued employment as conditions to the vesting of the award. The two performance measures are:

•	50% of the options granted to the CEO in 2012 will be forfeited if Lockheed Martin does not generate at least $3.8 billion in cash from operations in 2012 as specified in the award agreement; and

•	50% of the options granted to the CEO in 2012 will be forfeited if Lockheed Martin’s return on invested capital for 2012 is not at least 14.5% as specified in the award agreement.

In 2011, the Corporation amended the stock option agreement for the January 2011 stock option grant to the CEO to add performance metrics, and the Corporation committed publicly in its disclosures that 50% of shares awarded under future equity grants to the CEO would include similar publicly disclosed performance goals.

Item 5.03. Amendment of Bylaws.

On January 26, 2012, Lockheed Martin Corporation’s Board of Directors amended the Corporation’s bylaws. The bylaws, as amended, are attached as Exhibit 3.2 to this report and are incorporated by reference. The following sections of the bylaws were amended:

•	Section 2.05 to provide that the Lead Director has authority to both review and approve the agendas for all meetings of the Board of Directors and its committees; and

•	Sections 2.05 and 2.09 to provide that the Lead Director may call a special meeting of the Board of Directors at any time, at any place, and for any purpose.

Item 9.01. Exhibits.

Exhibit No.	Description

3.2	Bylaws of Lockheed Martin Corporation, as amended January 26, 2012

99.1	Press release of Lockheed Martin Corporation, dated January 26, 2012, announcing retirement of Ralph D. Heath, and naming of Larry A. Lawson, as Executive Vice President, Aeronautics

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By	/s/ David A. Dedman
David A. Dedman
Vice President and Associate General Counsel

January 31, 2012